EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 18, 2009, with respect to the consolidated financial statements and schedule included in the Annual Report of Shiloh Industries, Inc. and subsidiaries on Form 10-K for the years ended October 31, 2009 and 2008. We hereby consent to the incorporation by reference of said report in the Registration Statements of Shiloh Industries, Inc. and subsidiaries on Forms S-8 (File No. 333-103152, effective February 12, 2003 and File No. 333-21161, effective February 5, 2007).

/s/    Grant Thornton LLP

Cleveland, Ohio

December 18, 2009